                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           Roadmaster Industries, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2) or
     Item 22(a)(2) of Schedule 14A.

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(j)(3).

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing party:

     (4)  Date Filed:

                          ROADMASTER INDUSTRIES, INC.
                         (D/B/A RDM SPORTS GROUP, INC.)

To Our Stockholders:

     On behalf of the Board of Directors, it is our pleasure to invite you to attend the Annual Meeting of Stockholders of Roadmaster Industries, Inc. (since September 6, 1996 doing business under the name RDM Sports Group, Inc.).

     As shown in the formal notice enclosed herewith, the annual meeting will be held at the Company's showroom located at its executive offices in Atlanta, Georgia on Wednesday, January 8, 1997, at 10:00 a.m. local time. The address of the showroom is 250 Spring Street, N.W., Suite 3 South, Atlanta, Georgia 30303. At the meeting, in addition to acting on the matters described in the Proxy Statement, we will give a current report on the activities of the Company. Stockholders will have an opportunity at that time to comment on or to inquire about the affairs of the Company that may be of interest to stockholders generally.

     The subjects proposed for action at the meeting are: (1) the election of nine directors of the Company; (2) a proposal to authorize the amendment of the Company's Amended and Restated Certificate of Incorporation in order to change the name of the Company to RDM Sports Group, Inc. or such other name as the Board of Directors of the Company shall select; (3) ratification of the selection of Arthur Andersen LLP as the Company's auditors; and (4) the conducting of such other business as may properly come before the meeting.

     To help us plan for the meeting, please mark the appropriate box on your proxy card telling us if you will be attending in person.

     It is important that your shares be represented at this meeting in order that the presence of a quorum may be assured. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO DATE, SIGN AND MAIL THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED.

     Thank you for your support.

                                          Sincerely Yours,



                                          /s/ Henry Fong
                                          -------------------------------------
                                          Henry Fong
                                          President and Chief Executive Officer

                          ROADMASTER INDUSTRIES, INC.
                         (D/B/A RDM SPORTS GROUP, INC.)

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON JANUARY 8, 1997

TO THE STOCKHOLDERS OF
RDM SPORTS GROUP, INC.

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Meeting") of Roadmaster Industries, Inc. (since September 6, 1996 doing business under the name RDM Sports Group, Inc.), a Delaware corporation (the "Company") will be held on Wednesday, January, 8, 1997 at 10:00 a.m., local time, at the Company's Atlanta, Georgia showroom located at 250 Spring Street, N.W., Suite 3 South, Atlanta, Georgia 30303 for the purpose of considering and acting upon the following:

          (1) the election of nine directors of the Company for terms ending with the next Annual Meeting of Stockholders and until their successors are elected and qualified;

          (2) a proposal to authorize the amendment of the Company's Amended and Restated Certificate of Incorporation in order to change the name of the Company to RDM Sports Group, Inc. or such other name as the Board of Directors of the Company shall select;

          (3) ratification of the selection by the Company's Board of Directors of Arthur Andersen LLP, independent auditors, to audit the accounts of the Company and its subsidiaries for 1996; and

          (4) the transaction of such other business as may properly come before the Meeting or any adjournment thereof.

     Only stockholders of record at the close of business on November 27, 1996, will be entitled to notice of and to vote at the Meeting or any adjournment thereof. The Meeting may be adjourned from time to time without notice other than by announcement. A list of stockholders entitled to vote at the Meeting will be available for inspection by any stockholder for any purpose germane to the Meeting, during ordinary business hours, during the ten days prior to the Meeting, at RDM Sports Group, Inc., 250 Spring Street, N.W., Suite 3 South, Atlanta, Georgia 30303.

                                          By Order of the Board of Directors

                                          /s/ CHARLES E. SANDERS
                                          --------------------------------------
                                          Charles E. Sanders
                                          Secretary
Atlanta, Georgia
December 9, 1996

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING, REGARDLESS OF THE NUMBER OF SHARES YOU HOLD, IN ORDER THAT A QUORUM MAY BE ASSURED. WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING IN PERSON, PLEASE COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING RETURN ENVELOPE TO WHICH NO POSTAGE NEED BE AFFIXED BY THE SENDER IF MAILED WITHIN THE UNITED STATES. IF YOU RECEIVE MORE THAN ONE PROXY BECAUSE YOUR SHARES ARE REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH SUCH PROXY SHOULD BE SIGNED AND RETURNED TO ASSURE THAT ALL OF YOUR SHARES WILL BE VOTED. THE PROXY SHOULD BE SIGNED BY ALL REGISTERED HOLDERS EXACTLY AS THE STOCK IS REGISTERED.

                             RDM SPORTS GROUP, INC.
                     250 SPRING STREET, N.W., SUITE 3 SOUTH
                             ATLANTA, GEORGIA 30303

                             ---------------------

                    PROXY STATEMENT, DATED DECEMBER 9, 1996,
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON JANUARY 8, 1997

                             ---------------------

                                  INTRODUCTION

VOTE BY PROXY

     This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Roadmaster Industries, Inc., doing business as RDM Sports Group, Inc., (the "Company") from the holders of common stock, par value $0.01 per share, of the Company (the "Common Stock") for use at the 1996 Annual Meeting of Stockholders to be held at the Company's executive offices at 250 Spring Street, N.W., Suite 3 South, Atlanta, Georgia 30303 on Wednesday, January 8, 1997 at 10:00 a.m., local time, and any adjournment thereof (the "Meeting"), for the purposes set forth in the accompanying Notice of Meeting and described in detail herein. This Proxy Statement, together with a form of proxy, is first being mailed to stockholders on or about December 9, 1996.

     All properly executed proxies in the form enclosed received in time for the Meeting will be voted according to their voting rights in accordance with the instructions contained thereon and, if no choice is specified, proxies will be voted FOR the election of the nine directors of the Company named herein, FOR the change in the name of the Company, and FOR ratification of the selection of Arthur Andersen LLP as independent auditors for 1996.

     Any person giving a proxy pursuant to this Proxy Statement may revoke it at any time before it is exercised at the Meeting by filing with the Secretary of the Company, at the address of the Company stated above, a written notice of such revocation or by duly executing a proxy bearing a later date. In addition, if a person executing a proxy is present at the Meeting, he may, but need not, revoke his proxy, by notice of such revocation to the Secretary of the Meeting, and vote his shares in person. Proxies, if in the form enclosed, duly signed and received in time for voting, and not revoked before they are voted, will be voted at the Meeting in accordance with the instructions specified therein.

COST OF PROXY SOLICITATION

     The cost of soliciting proxies will be borne by the Company.

     Proxies may be solicited by the Company's directors, officers and regular employees, without remuneration, in person or by telephone, facsimile transmission, telegram or mail. It is anticipated that banks, brokerage houses and other custodians, nominees and fiduciaries will forward soliciting material to beneficial owners of Common Stock entitled to vote at the Meeting, and such persons will be reimbursed for out-of-pocket expenses incurred by them in connection therewith in accordance with the regulations of the Securities and Exchange Commission and the New York Stock Exchange for sending proxies and proxy materials to the beneficial owners of common shares.

     In connection with the Meeting, the Company has retained D.F. King & Co., 77 Water Street, Twentieth Floor, New York, New York 10005, to assist the Company in the distribution and solicitation of proxies. D.F. King & Co.'s services may include the delivery of proxy materials to brokers, nominees, fiduciaries and other custodians of Common Stock for distribution to the beneficial owners of such stock as well as the solicitation of proxies from such beneficial owners. The Company has agreed to pay D.F. King & Co. a solicitation fee not to exceed $5,500 and to reimburse D.F. King & Co. for all printing, postage, freight and other delivery charges incurred by it in connection with its activities on behalf of the Company.

     The Annual Report of the Company for the year ended December 31, 1995, including financial statements and certain updated financial information (the "Annual Report"), is being mailed prior to or concurrently with this Proxy Statement to all stockholders of record as of November 27, 1996 (the "Record Date"), except for accounts where the stockholder has filed a written request to eliminate duplicate reports. In addition, the Company has provided brokers, dealers, banks, voting trustees and their nominees, at Company expense, with additional copies of the Annual Report so that such record holders could supply such material to beneficial owners as of the Record Date. Proxies furnished to employees who participate in the Company's employee stock ownership plans which are returned will be considered to be voting instructions to the trustee for the applicable plan with respect to the shares credited to such accounts.

                      OUTSTANDING SHARES AND VOTING RIGHTS

     The Common Stock is the Company's only class of outstanding securities with general voting rights. Each share of Common Stock is entitled to one vote on each matter properly coming before the Meeting. Only stockholders of record as of the close of business on the Record Date will be entitled to vote at the Meeting. As of October 31, 1996, the Company had a total of 49,507,167 shares of Common Stock issued and outstanding. The number of outstanding shares excludes 4,239,598 shares of treasury stock, which cannot be voted and cannot be counted in computing the number of shares required for a quorum. Each stockholder has one vote per share on all business to be conducted at the Meeting, and cumulation of votes is not permitted. Holders of a majority of the outstanding shares, if present in person or represented by proxy, will constitute a quorum at the Meeting. Abstentions and "broker non-votes" are counted for purposes of determining the presence or absence of a quorum for the transaction of business. In all matters other than the election of directors, only the affirmative vote of the majority of those shares which are present in person or by proxy at the Meeting and entitled to vote thereon which are cast are required to approve a proposal for purposes of Delaware law. For such purpose, abstentions are counted for purposes of calculating shares entitled to vote but are not counted as shares voting and have no effect. Broker non-votes are not counted as shares eligible to vote and also have no effect. Directors will be elected by a plurality of the votes of the shares present in person or represented by proxy and casting votes for the position on the Board of Directors which that nominee represents. Accordingly, abstentions and broker non-votes will have no effect on the outcome of the election of directors or the ratification of the selection of auditors.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of October 31, 1996, certain information concerning ownership of Common Stock by: (i) each person who is known by the Company to own beneficially more than 5% of the Common Stock, (ii) each director individually, (iii) the Company's Chief Executive Officer and each other executive officer listed in the Summary Compensation Table (collectively, a "Named Executive Officer"), and (iv) all directors and executive officers of the Company as a group. The determinations of "beneficial ownership" of Common Stock are based upon Rule 13d-3 under the Exchange Act. Such rule provides that shares will be deemed "beneficially owned" where a person has, either solely or in conjunction with others, the power to vote or to direct the voting of shares and/or the power to dispose, or to direct the disposition of, shares or where a person has the right to acquire any such power within 60 days after the date such "beneficial ownership" is determined.


                                                                        NUMBER OF
                                                                          SHARES
                         NAME AND ADDRESS OF                           BENEFICIALLY       PERCENT
                          BENEFICIAL OWNER                               OWNED(1)         OF CLASS
---------------------------------------------------------------------  ------------       --------
Equitex, Inc(2)......................................................     5,105,437         10.3%
Henry Fong(3)(4).....................................................     7,287,242         14.2%
Charles E. Sanders(5)(6).............................................       142,122            *
Edward E. Shake(7)(8)................................................     1,150,190          2.3%
Louis J. Conti(9)(10)................................................        78,200            *
James H. Rand(10)(11)................................................        28,200            *
Stephen P. Bradley(10)(12)...........................................        28,200            *
John D. Phillips(10)(13)(14).........................................    19,197,200         38.8%
Clay C. Long(10)(15).................................................        58,200            *
Michael P. Marshall(10)(16)..........................................        28,200            *
Carl E. Sanders(10)(17)..............................................        38,200            *
Metromedia International Group, Inc.(18).............................    19,169,000         38.7%
All executive officers and directors as a group (12 persons)(19).....    28,077,621         53.7%


---------------

   * Less than 1%.
 (1) Unless otherwise indicated, the named individual or entity has sole voting and investment power with respect to all shares shown as beneficially owned by such person. For each beneficial owner, the number of shares outstanding and the percentage of stock ownership includes the number of common and common equivalent shares (including options and warrants exercisable within 60 days) owned by such individual or entity.
 (2) The address of Equitex, Inc. is 7315 E. Peakview Avenue, Englewood, Colorado 80111.
 (3) The address of Mr. Fong is 2401 PGA Boulevard, Suite 280F, Palm Beach Gardens, Florida 33410.
 (4) Henry Fong is the President and a director and 5% shareholder of Equitex, Inc. ("Equitex"). Includes all 5,105,437 shares of Common Stock owned by Equitex, as to which Mr. Fong disclaims beneficial ownership. Investment and voting power is exercised on behalf of Equitex by the investment committee of Equitex's board of directors, which is composed of Mr. Fong and two outside directors. Includes 240,000 shares of Common Stock issuable pursuant to warrants exercisable within 60 days and 450,000 shares issuable pursuant to options exercisable within 60 days. Includes 375,100 shares held directly by Mr. Fong, of which shares 375,000 are restricted and subject to forfeiture. Also includes 1,066,705 shares issuable pursuant to warrants exercisable within 60 days held by a revocable trust for the benefit of Mr. Fong's minor children and as to which Mr. Fong disclaims beneficial ownership. Mr. Fong's right to revoke such trust is subject to conditions precedent which have not occurred.
 (5) The address of Mr. Sanders is 4730 East Radio Tower Lane, Olney, Illinois 62450.
 (6) Includes 22,000 shares issuable pursuant to warrants exercisable within 60 days and 12,000 shares issuable pursuant to options exercisable within 60 days. Includes 19,022 shares in the Company's ESOP and 401(k) Plan allocated to Mr. Sanders as of the last plan report date. Includes 17,100 shares of Common Stock as to which Mr. Sanders has shared investment and voting power. Also includes 72,000 shares held directly by Mr. Sanders as to which Mr. Sanders has sole voting and investment power.
 (7) The address of Mr. Shake is c/o Brunswick Corporation, 4730 East Radio Tower Lane, Olney, Illinois 62450.
 (8) Includes 621,548 shares issuable pursuant to warrants, all of which are exercisable within 60 days and 151,875 shares issuable pursuant to options, all of which are exercisable within 60 days. Includes 23,892 shares in the Company's 1990 Employee Stock Ownership Plan and Trust (the "ESOP") and 401(k) Plan allocated to Mr. Shake, as of the last plan report date. Also includes 90,400 shares of Common Stock as to which Mr. Shake has shared investment and voting power. Also includes 262,475 shares held directly by Mr. Shake as to which Mr. Shake has sole voting and investment power.
 (9) The address of Mr. Conti is 185 Barra Lane, Inverness, Illinois 60067.

(10) Includes 25,000 shares issuable pursuant to options exercisable within 60 days.
(11) The address of Mr. Rand is c/o Koch Label Company, L.L.C., 1011 High Ridge Road, Stamford, Connecticut 06905.
(12) The address of Mr. Bradley is Harvard Business School, Morgan Hall, 240 Soldiers Field Road, Boston, Massachusetts 02163.
(13) The address of Mr. Phillips is Metromedia International Group, Inc., 945 East Paces Ferry Road, Suite 2210, Resurgens Plaza, Atlanta, Georgia 30326.
(14) Includes all 19,169,000 shares owned by Metromedia International Group, Inc. as to which Mr. Phillips disclaims beneficial ownership.
(15) The address of Mr. Long is Long, Aldridge & Norman, One Peachtree Center, Suite 5300, Atlanta, Georgia 30308.
(16) The address of Mr. Marshall is c/o Metromedia International Group, Inc., 945 East Paces Ferry Road, Suite 2210, Resurgens Plaza, Atlanta, Georgia 30326.
(17) The address of Mr. Sanders is Troutman Sanders, 600 Peachtree Street, Suite 5200, Atlanta, Georgia 30308.
(18) The address of Metromedia International Group, Inc. is 945 East Paces Ferry Road, Suite 2210, Resurgens Plaza, Atlanta, Georgia 30326.

(19) Includes an aggregate of 2,801,628 shares issuable pursuant to warrants and options exercisable within 60 days.


                                AGENDA ITEM ONE

                             ELECTION OF DIRECTORS

GENERAL INFORMATION REGARDING THE BOARD OF DIRECTORS


     A Board of Directors of the Company (the "Board of Directors" or the "Board") consisting of nine (9) members is to be elected at the Meeting to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified. Under Article VII of the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation"), the number of directors is fixed at nine and may not be changed, prior to October 6, 1999, by the Board of Directors without the consent of at least six members of the Board. In the case of a vacancy, the Board of Directors may elect another director as a replacement or leave the vacancy unfilled. In connection with the Brunswick transaction, Mr. Shake agreed to accept employment with Brunswick and resign as an officer and director of the Company. Mr. Shake has resigned from all his positions as an officer and employee of the Company, and will not stand for re-election to the Company's Board of Directors.


     The Company, Mr. Fong and Mr. Shake are parties to a shareholders agreement (such agreement hereinafter the "Shareholders' Agreement") with Metromedia International Group, Inc. ("Metromedia"), as successor by merger to The Actava Group Inc. ("Actava"). Among other things, the Shareholders' Agreement obligated each party thereto to use their best efforts to cause the nomination and election of persons designated by the Company and Metromedia, respectively, to the Company's Board of Directors. Pursuant to the Shareholders' Agreement, Messrs. Fong, Shake, Conti, Rand and Bradley initially were designated by the Company and Messrs. Phillips, Long, Marshall and Sanders were designated by Actava. The obligations of Metromedia described above terminated on March 31, 1996; the obligations of the other parties terminate in the event Metromedia takes any action contrary to such former obligations.

     Recommendations for nominations to the Board of Directors generally are made by the Board's Nominating Committee, which currently is composed of Henry Fong, the Company's President, and Louis J. Conti and James H. Rand, two of the Company's outside directors. Nominations for election to the Board may be made by the Board of Directors, the Nominating Committee or any stockholder holding at least 19,169,000 shares of Common Stock on December 6, 1994, provided any such stockholder continues to hold at least 2,000,000 shares of Common Stock at all times after such date. Nominations for election to the Board may also be made by any stockholder by written notice in advance of the Meeting in the manner and within the time periods prescribed by the Company's By-laws.

     Proxies received from holders of Common Stock will be voted for the election of the nominees named below as directors for a term expiring at the next Annual Meeting of Stockholders, unless authority to do so is withheld. In the event any nominee is unable or declines to serve as a director at the time of the Meeting, the persons named as proxies therein will have discretionary authority to vote the proxies for the election of such person or persons as may be nominated in substitution by the present Board of Directors. Management knows of no current circumstances which would render any nominee named herein unable to accept nomination or election. Mr. Fong and Mr. Marden are executive officers of the Company. If all the nominees are elected, two of the nine directors will be executive officers of the Company and seven will be outside directors.

NOMINEES FOR ELECTION OR RE-ELECTION

     Henry Fong, age 59, has been the Chief Executive Officer, Treasurer and a director of the Company since its inception in 1987. He has also served as a director of Roadmaster Corporation ("RMC"), the Company's principal operating subsidiary, since August 1987. He has been the President and a director and a significant stockholder of Equitex, a publicly held business development company, since January 1983. Equitex is the second largest stockholder of the Company. Since February 1991, Mr. Fong has served as the Chairman of the Board of Directors and Treasurer of MacGregor Sports and Fitness, Inc., a publicly held company engaged in the business of marketing and distributing a broad range of sports, recreational and fitness products under the MacGregor trademark. From 1959 to 1982, Mr. Fong served in various accounting, finance and budgeting positions with the Department of the Air Force. During the period from 1972 to 1981, he was assigned to senior supervisory positions at the Department of the Air Force headquarters in the Pentagon. In 1978, he was selected to participate in the Federal Executive Development Program and in 1981, he was appointed to the Senior Executive Service. In 1970 and 1971, he attended the Woodrow Wilson School, Princeton University as a Princeton Fellow in Public Affairs. Mr. Fong received the Air Force Meritorious Civilian Service Award in 1982. Mr. Fong is a certified public accountant. In 1994, Mr. Fong was one of twelve CEOs selected as Silver Award winners in Financial World magazine's Corporate American "Dream Team."


     James L. Marden, age 52, has been President and Chief Operating Officer of the Company since October 30, 1996. From September 1995 to October 1996, Mr. Marden was a Vice President for Strategic Planning and Business Integration at RMC. From December 1993 to August 1995, Mr. Marden was President and Chief Executive Officer of Diversified Products Corporation and from January 1990 to December 1993, he was President and Chief Executive Officer of Ryobi Corporation.


     Louis J. Conti, age 77, has served as a director of the Company since October 1992. He was previously a director of the Company from October 1987 until October 1990. From February 1975 to February 1994, Mr. Conti was a director of Emerson Electric Company, a publicly held company engaged in the manufacturing and marketing of electric products for the consumer and industrial markets. From September 1990 to February 1994, Mr. Conti was a director of Esco Electronics Corporation, a publicly held company engaged principally in the manufacture of defense and commercial systems and products. From 1956 to 1982, he was an officer of GATX Corporation ("GATX"), which provides financial, leasing capital and transportation services, where he headed various subsidiaries of that company. Mr. Conti also served on the Board of Directors of GATX from 1969 to 1978. From 1983 until his retirement in 1985, Mr. Conti was Chairman and Chief Executive Officer of Marine Transport Lines, Inc. ("MTL"), an independent ship owner and operator. Mr. Conti also served as a director of MTL from 1983 to 1987. From 1977 through 1985, Mr. Conti was Chairman of the Reserve Forces Policy Board of the United States Department of Defense. Mr. Conti retired from the U.S. Marine Corps Reserve in 1979 as a Major General.

     James H. Rand, age 53, has served as a director of the Company since July 1993. Mr. Rand is Chief Executive Officer and a principal stockholder of Koch Label Company, L.L.C., a manufacturer of paper and plastic labels for the international beverage and food industries. Since 1986, Mr. Rand also has been President and principal shareholder of Rand & Company, a company engaged in ship owning and agency, real estate investment and venture capital investment. From 1993 to 1995, Mr. Rand was Chief Executive Officer of Kredietbank Global Management, Inc., a registered investment advisory firm specializing in the investment management of pension and other institutional accounts. From 1990 to 1991, Mr. Rand was Senior Vice President with Wright Investor's Service, a registered investment advisor. From 1978 to 1986, Mr. Rand was an officer of Marine Transport Lines, Inc., an independent ship owner and operator, where he held a variety of positions, including President and Chief Operating Officer (1979-1985) and Chairman and Chief Executive Officer (1985-1986). Mr. Rand has since 1988 been an underwriting member of Lloyd's and since 1987 has served as a director of Navinvest, Ltd., a private maritime investment company.

     Stephen P. Bradley, age 55, has served as a director of the Company since March 1994. Professor Bradley is the William Ziegler Professor of Business Administration and the Senior Associate Dean for Faculty Development at the Harvard Business School. He is currently the Faculty Chairman of the Executive Program in Competition and Strategy and teaches Competition and Strategy in the MBA and executive programs. He is a past Chairman of the Managerial Economics Area at the school. Professor Bradley received his B.E. in Electrical Engineering from Yale University in 1963, where he was elected to TAU BETA PI, and his M.S. and Ph.D. in Operations Research from the University of California, Berkeley, in 1965 and 1968, respectively. Prior to coming to Harvard, he was with the Center for Exploratory Studies of the IBM Corporation. Professor Bradley is a member of the board of directors of the Controlled Risk Insurance Company, Ltd., associate editor of Interfaces, and a past member of the editorial board of the Harvard Business Review. Mr. Bradley is a member of the Board of Directors of XrelleNet, Inc.

     John D. Phillips, age 54, has served as a director of the Company since December 1994. Mr. Phillips has been President, Chief Executive Officer and a director of Metromedia since November 1995. Metromedia is the successor by merger to Actava. From April 1994 to November 1995, Mr. Phillips was President, Chief Executive Officer and a director of Actava. From February 1989 to September 1993, Mr. Phillips was a director of Resurgens Communications Group Inc. ("Resurgens"), the Chief Executive Officer thereof from May 1989 to September 1993 and Chairman of its Board of Directors from June 1989 to September 1993. In 1993, Resurgens merged with Metromedia Communications Corporation and LDDS Communications, Inc. in a transaction that created the fourth largest long-distance company in the country. From 1985 to 1988, Mr. Phillips was Chairman and Chief Executive Officer of Advanced Telecommunications Corporation. Mr. Phillips also serves as a director of World Access, Inc.

     Clay C. Long, age 60, has served as a director of the Company since December 1994. Mr. Long is, and has been for more than five years, the Chairman and founding partner of the Atlanta, Georgia law firm of Long, Aldridge & Norman. In addition to serving as Chairman of that firm, Mr. Long engages in a full-time legal practice specializing in corporate mergers and acquisitions. Mr. Long currently serves as the Chairman of the Board of Trustees of the Georgia Conservancy and as a board member of the Metropolitan Atlanta Community Foundation. By appointment of the Governor of the State of Georgia, Mr. Long serves as a board member of Jekyll Island Authority and holds numerous other legal, business and community service positions and directorships. Mr. Long has a B.A. degree from Birmingham-Southern College, attended Kings College, University of London on a Rotary Foundation Fellowship and received his law degree from Harvard Law School.

     Michael P. Marshall, age 54, has served as a director of the Company since December 1994. Mr. Marshall is a private investor. Mr. Marshall is, and has been for more than five years, Chairman, President and a majority stockholder, and currently is the sole stockholder, of Marshall & Co., a holding company for various investment banking and securities related businesses. In March 1989, the securities brokerage and investment banking business of Marshall & Co. was acquired by Wheat First Securities, Inc. Mr. Marshall was a managing director in the Atlanta, Georgia office of Wheat First Securities, Inc. from March 1989 through August 1989. Mr. Marshall was Chairman or Co-Chairman of Resurgens from September 1989 to September 1993. Mr. Marshall has a B.A. degree in finance from the University of Georgia.

     Carl E. Sanders, age 71, has served as a director of the Company since December 1994. Mr. Sanders is and has been Chief Partner of the Atlanta, Georgia law firm of Troutman Sanders (or its predecessor firm) since 1967 and was Governor of the State of Georgia from 1963 to 1966. He was Chairman of the

Rules Committee of the 1964 Democratic National Convention, a member of the Executive Committee of the National Governors Conference, and Chairman of the Southern Regional Education Board. He was Chairman of the Southern Governors Conference in 1965. Prior to becoming Governor, he served one term in the Georgia House of Representatives and three terms in the Georgia State Senate. He was President Pro Tem of the State Senate from 1960 to 1963. He also serves as a member of the board of directors of Carmike Cinemas, Inc., First Union Corporation of Georgia, Matria Healthcare, Inc., Learning Technologies, Ltd., Norrell Corporation and Metromedia. He is a member of the Atlanta Committee for the Olympic Games as well as the National Science Center Foundation. In November, 1989, the Emperor and Government of Japan bestowed upon Governor Sanders the Order of the Sacred Treasure, Gold and Silver Award, for significant contributions in promoting friendly relations between the United States and Japan. Governor Sanders is a graduate of the University of Georgia, where he also received his Juris Doctor Degree.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OR RE-ELECTION OF EACH NOMINEE AS A DIRECTOR.

                         ADDITIONAL EXECUTIVE OFFICERS

     Charles E. Sanders, age 48, has served as the Company's Principal Accounting Officer since November 1995. Mr. Sanders has also served as the Company's Vice President and Secretary since 1993. Mr. Sanders has been Executive Vice President-Administration and Treasurer of RMC since August 1994 and prior to that was Vice-President-Treasurer of RMC from September 1990 to August 1994. Mr. Sanders has a B.S. degree in accounting from Southern Illinois University. Mr. Sanders has been employed by the Company or its predecessor since 1971.

                      MEETINGS AND COMMITTEES OF THE BOARD

     During fiscal 1995, the Board of Directors of the Company held six (6) regular meetings and no special meetings. All incumbent directors attended at least seventy-five percent (75%) of the total number of meetings of the Board of Directors and any committee of the Board on which they served.

                           GOVERNANCE OF THE COMPANY

     In accordance with applicable Delaware state law, the business of the Company is managed under the direction of its Board of Directors.

     There are currently three standing committees of the Board of Directors. Committee memberships, the number of committee meetings held during 1995 and the functions of those committees are described below.

AUDIT COMMITTEE

     The current members of the Audit Committee are James H. Rand (Chairman) and Louis J. Conti.

     The Audit Committee represents the Board in discharging its responsibilities relating to the accounting, reporting and financial control practices of the Company and its subsidiaries. The Audit Committee has general responsibility for reviewing with management the financial controls, accounting, and audit and reporting activities of the Company and its subsidiaries. The Audit Committee annually reviews the qualifications and objectivity of the Company's independent auditors, makes recommendations to the Board as to their selection, reviews the scope, fees and results of their audit, reviews their non-audit services and related fees, reviews their management comment letters and annually reviews the status of significant current and potential legal matters. The Audit Committee is also empowered to conduct its own investigations into issues related to the aforementioned responsibilities and to retain independent counsel or outside experts for such purposes. The Audit Committee met four (4) times in 1995.

COMPENSATION AND BENEFITS COMMITTEE

     The current members of the Compensation and Benefits Committee (the "Compensation Committee") are Louis J. Conti (Chairman) and James H. Rand.

     The Compensation Committee currently consists of two directors, neither of whom is a current or former employee of the Company or its subsidiaries. The Compensation Committee oversees incentive compensation plans for officers and key employees, approves standards for setting compensation levels for Company executives and grants the specific awards made under the Company's executive incentive compensation plan. Such Committee also approves the compensation of certain employees whose salaries are above specified levels as determined from time to time by the entire Board and makes recommendations to the Board as required. It also reviews senior management development programs and evaluates senior management's performance against the Company's business plans and budgets. Such Committee is authorized to hire and regularly consult with independent compensation advisors. The Compensation Committee also is responsible for administering the Company's stock benefit plans established by the Company.

     The Compensation Committee also represents the Board in discharging its responsibilities with respect to the Company's employee pension, savings and welfare benefit plans. It appoints the members of management who serve on an employee benefits administration committee and a benefit plans investment committee, which are responsible, respectively, for the administration of the plans of the Company and for the custody and management of assets of those plans that are funded. The Compensation Committee receives periodic reports from the administration and benefit plans investment committees on their activities. Such other committees include non-director members. The Compensation Committee met three (3) times in 1995.

NOMINATING COMMITTEE

     The current members of the Nominating Committee are Louis J. Conti (Chairman), Henry Fong and James H. Rand.

     The Nominating Committee identifies and recommends candidates for election to the Board. It advises the Board on terms of tenure, retirement policy, compensation of directors and issues involving potential conflicts of interest. The Nominating Committee also considers candidates recommended by shareholders. Any shareholder who wishes to recommend a candidate for election to the Board should submit such recommendation to the Secretary of the Company. The submission should include a statement of the candidate's business experience and other business affiliations and confirmation of the candidate's willingness to be considered as a nominee. The Nominating Committee did not meet in 1995, however, such committee met once in 1996.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Conti and Mr. Rand served on the Compensation Committee for 1995. The Company had no compensation committee interlocks or insider participation on the Compensation Committee.

                         COMPENSATION COMMITTEE REPORT

     In 1994, the Company commissioned the services of Hewitt & Associates, LLC ("Hewitt"), a compensation consultant, to evaluate the Company's compensation policies and advise the Compensation Committee with respect to revisions to the Company's compensation policies. As a result of such study and in connection with the acquisition in December 1994 of the Diversified Products Corporation, Hutch Sports USA, Inc., Nelson/Weather-Rite, Inc., and Willow Hosiery Company, Inc. (collectively, the "Sports Subsidiaries") from Actava, the Compensation Committee and the Board made substantial changes in the Company's compensation policies effective during the fourth quarter of 1994.

     Hewitt provided data and advice to the Compensation Committee with respect to the compensation paid to senior officers of the Company, taking into account the manner in which the compensation paid by the Company compared to such compensation paid by other companies, both within the recreation and leisure industry, as well as outside of such industry. Hewitt also evaluated the Company's compensation programs against the programs of other companies of comparable size as of the measurement date.

     A group of twenty-four "comparator" companies was utilized by Hewitt for its compensation analysis. Such group included one toy company with whom the Company competes (such Company is not included in the S&P Leisure Time Index utilized in the Company's performance graph).

     Based in substantial part on the Hewitt study, the Company implemented its current compensation program. This current program was strongly influenced by the conclusions of the Hewitt study, which found that in terms of direct compensation, the Company's Named Executive Officers were substantially under-compensated, that in terms of reliance on awards of restricted stock that the use of restricted stock was substantially underutilized, and that in terms of the use of stock options/warrants that the use of options/warrants was somewhat over-utilized. The Hewitt study concluded that total compensation for both the Chief Executive Officer and Chief Operating Officer was approximately one-third below comparably sized companies. The study did not consider transaction-based payments for services rendered by various persons including the CEO or one-time bonus grants (which would, in each case, have reduced the amount of under-compensation) due to, among other things, the episodic nature of such payments and the decision of the Company to no longer utilize transaction-based arrangements to compensate officers and/or other employees of the Company for services outside of their ordinary duties under its compensation program.

     The recommendations of the Hewitt study as to base salary were substantially reflected in the terms of the five-year employment contracts for the Company's Chief Executive Officer and then Chief Operating Officer which were entered into at the time of the acquisition of the Sports Subsidiaries. The Hewitt study recommended a compensation program whereby the Company's executive officers would receive competitive compensation packages valued generally at the 50th percentile of the comparator companies. Such target range generally was as adopted by the Compensation Committee, and the Company's base salaries for the CEO and the then COO in their employment agreements were set within a 10% range (plus or minus) of the 50th percentile of market with annual bonus opportunities set within a similar 10% range (plus or minus) of the 50th percentile of bonus opportunities available at the comparator companies.

     Other elements of the Company's compensation program implemented in accordance with Hewitt's recommendations include: (a) the Company's Short Term Incentive Plan (the "STIP"), under which officers and other key employees are eligible for, and annual cash bonuses are earned based on, the current year's performance as compared to business and financial goals for the applicable year and (b) the Key Employee Stock Incentive Plan (the "KESIP"), which authorizes the Compensation Committee to make grants of stock options and restricted stock. Stock options are granted with an exercise price equal to the market price of the Company's Common Stock on the date of grant and generally vest over four years. The KESIP was approved by the Company's stockholders on June 14, 1995 at the Company's 1995 Annual Meeting. Awards under such program in 1995 featured four year incremental vesting for options and five year vesting for restricted stock grants to emphasize the long-term nature of such awards. This approach was designed to increase stockholder value over the long term since the full benefit of the compensation package generally cannot be realized unless stock price appreciation occurs over a number of years. In determining the number of options awarded, the Compensation Committee also considered the amount and terms of options already held by management. The Compensation Committee believes that significant equity interests in the Company, held by the Company's management, more closely align the interest of stockholders and management.

     The Committee believes that disclosure of actual targets under the STIP could adversely affect the Company since, among other things, such projections are not otherwise publicly disclosed and could place the Company at a competitive disadvantage with respect to hiring and retaining key employees and could potentially expose the Company to claims by third parties based on such projections, especially since such projections are not intended as a predictor of future performance on which the public should rely. The STIP is subject to adjustment based on a variety of factors including adjustments to scheduled production runs and other non-anticipated events, and the Company may adjust the STIP, including targets and utilized criteria, at such time or times as the Company, in its sole discretion, determines that the original projections or the bases therefor were materially incorrect. Such adjustment could adversely affect the deductibility of amounts awarded under the STIP.

     As one of the factors in its review of compensation matters, the Compensation Committee considers the anticipated tax treatment to the Company and to the executives of various payments and benefits. Some types of compensation payments and their deductibility depend upon the timing of an executive's vesting or exercise of previously granted rights. Further, interpretations and changes in the tax laws and other factors beyond the Compensation Committee's control also affect the deductibility of compensation. For these and other reasons, the Compensation Committee did not in 1995, and in future years will not necessarily, limit executive compensation to that deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Compensation Committee will, however, consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives. For example, both the KESIP and the Performance Goals for Named Executive Officers under the STIP were approved by the stockholders to seek to qualify stock options and cash payments under such respective plans as performance-based compensation exempt from limitations on deductibility under Section 162(m) of the Code. Vesting of restricted stock grants can also be deferred by the Compensation Committee to limit the amount of non-deductible compensation attributable to the vesting of restricted stock, along with other nondeductible compensation exceed the deductibility limitation.

     In 1994, the Compensation Committee approved Mr. Fong's current compensation package. Such package includes a five-year employment agreement with an annual base salary of $600,000, 375,000 shares of restricted Common Stock granted in 1994 under the KESIP which vest five years from the date of grant, options to acquire 750,000 shares of Common Stock also granted in 1994 under the KESIP. In 1995, Mr. Fong was eligible to earn a cash bonus under the STIP of up to 65% of his base salary. No payments were made to Mr. Fong under the STIP in 1995 since the performance goals under such plan were not met. During 1995, the Compensation Committee approved Mr. Fong's right to earn a cash bonus under the STIP in 1996 of up to 65% of Mr. Fong's base salary, assuming performance goals were met.

     In 1995, the Company had two other executive officers. Compensation for the Company's other executive officers was based on a compensation structure similar to that established for the CEO and its then COO. Base salaries for such officers for 1995 were set on a basis similar to that employed in connection with base salaries for the CEO and its then COO. No bonuses were paid to such officers in 1995 under the STIP. The base salary for the Company's Director of Plans, Programs and Corporate Development was established while such person was serving as the Company's Chief Financial Officer at a level considered appropriate in light of the duties and responsibilities of such officer's position, the tenure and experience of the individual officer in such position, and the levels of compensation paid to members of senior management who are not executive officers.

THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS:

Louis J. Conti
James H. Rand

PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in the Company's cumulative total shareholder return on Common Stock with the cumulative total return, assuming reinvestment of dividends, of (i) the Standard & Poor's 500 Stock Index, (ii) the Leisure Time Index and (iii) Huffy Corp. With the divestiture of the Company's bicycle division to the Brunswick Corporation on September 6, 1996, Huffy Corp. is no longer considered to be a competitor of the Company. Accordingly, Huffy will not be included in future performance graphs.

                                  Roadmaster
      Measurement Period          Industries,     S&P 500                        Leisure Time
    (Fiscal Year Covered)            Inc.          Index          Huffy Corp.       Index
1990                                    100.00          100.00          100.00          100.00
1991                                    150.18          130.47          224.67          147.66
1992                                    355.87          140.41          167.12          174.41
1993                                    767.26          154.56          193.63          189.78
1994                                    645.02          156.60          160.27          184.31
1995                                    422.60          215.45          111.06          233.53

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth information concerning compensation received by the Company's Chief Executive Officer and its three other executive officers in 1995 ("Named Executive Officers") for services rendered in all capacities (including service as a director or as an officer or director of the Company's subsidiaries) during the Company's last three years during which the Named Executive Officer was an executive officer.

                           SUMMARY COMPENSATION TABLE

                                                      ANNUAL COMPENSATION(1)               LONG TERM COMPENSATION
                                                   -----------------------------   --------------------------------------
                                                                          OTHER    RESTRICTED
                 NAME AND                                                ANNUAL      STOCK
            PRINCIPAL POSITION                                  BONUS    COMPEN-    AWARD(S)     OPTIONS/     ALL OTHER
           AT DECEMBER 31, 1995             YEAR   SALARY      ($)(2)    SATION       ($)        SARS (#)    COMPENSATION
------------------------------------------  ----   -------     -------   -------   ----------    --------    ------------
Henry Fong................................  1995   600,000(3)        0       --            0 (6)       0 (7)   1,515,584(4)
  President and Chief Executive Officer     1994    71,154(5)        0       --    1,453,125     750,000       1,208,500(8)
                                            1993    35,000(5)        0       --            0           0         143,667(9)
Charles B. Sanders(10)....................  1995   111,000           0       --            0           0         100,441(11)
  Vice-President and Secretary              1994        --          --       --           --          --              --
                                            1993        --          --       --           --          --              --
Edward E. Shake...........................  1995   450,000(12)       0       --            0 (14)      0 (15)    490,819(13)
  Chief Operating Officer                   1994   228,520(5)   67,000       --    1,089,844     281,250         372,532(16)
                                            1993   195,200(5)  168,000       --            0           0         293,541(17)
Jeff L. Hinton(18)........................  1995   119,833           0       --            0           0 (6)     101,027(19)
  Director of Plans, Programs and           1994    70,333      10,500       --            0      20,000          65,886(20)
  Corporate Development                     1993        --          --       --           --          --              --

---------------

 (1) The amounts shown do not include certain indirect compensation, the value of which for each Named Executive Officer did not exceed the lesser of $50,000 or 10% of the aggregate compensation for such officer.
 (2) No amounts were earned by any of the Named Executive Officers in 1995 under the Company's Annual Bonus Plan due to the failure to meet Bonus targets.
 (3) Represents salaried compensation payable to Mr. Fong pursuant to the terms of an Employment Agreement. See "-- Employment Agreements."
 (4) Represents amounts awarded and approved by the Company's Board of Directors or the Compensation Committee thereof for services rendered. Includes aggregate payment of $292,670 representing further partial payment for services rendered in 1993 in connection with the successful completion of the offerings for the Company's Convertible Subordinated Debentures (the "Debenture Offering") and its Senior Subordinated Notes (the "Notes Offering") and the acquisition of the Flexible Flyer division of Par Industries, Inc. (the "Flexible Acquisition"). Payment of the foregoing amounts was not deferred at the election of the named officer. See footnotes 8 and 9. Also includes the payment of $595,000 for services rendered in connection with activities leading to the acquisition of the Sports Subsidiaries. Also includes payment of a one-time award of $510,000 approved by the Company's Board of Directors in 1994. Payment of the deferred amounts were not deferred at the election of the named officer. Also includes an aggregate of $117,914 with respect to a split dollar life insurance policy for Mr. Fong representing the premiums paid for the term life insurance portion of such policy and the "loan value" of the premiums paid for the non-term life insurance portion of such policy. The unpaid balance for all items of deferred compensation owed to Mr. Fong at December 31, 1995 was $1,516,915.
 (5) Includes $30,000 for Mr. Fong and $30,000 for Mr. Shake in 1994, and $35,000 for Mr. Fong and $35,200 for Mr. Shake in 1993 for their services as directors of the Company and its subsidiaries. Effective October 1994, the Company revised its director compensation policy such that only non-employee directors are eligible to receive compensation for their service as directors.

 (6) Represents the value of restricted stock granted to Mr. Fong pursuant to the KESIP. Shares vest on the fifth anniversary of the date of grant, subject to certain accelerated vesting rights, including in the event of a Change in Control of the Company. On December 31, 1995, Mr. Fong held 375,000 shares of restricted stock valued at $890,625, based on the closing sales price of the Common Stock on the New York Stock Exchange on the last business day prior to such date.
 (7) Represents options granted to Mr. Fong under the KESIP. Twenty percent (20%) of the total options granted vested as of the date of grant and twenty percent (20%) vest on each anniversary of the initial date of grant.
 (8) Consists of partial payments for services rendered in 1993 in connection with the successful completion of the Debenture Offering, the Notes Offering and the Flexible Acquisition. Payment of the foregoing amount had not been deferred at the election of the named officer. See footnotes 4 and
     9. Excludes $595,000 payable to the named officer, subject to conditions subsequent, for services rendered in connection with activities leading to the acquisition of the Sports Subsidiaries. As of December 31, 1994, such payment was contingent on the assimilation of the Sports Subsidiaries into the Company. Also excludes a one-time award of $510,000 approved by the Company's Board of Directors in 1994 and payable in 1995, which was subject to the named officer's continued employment at such time, for services to be performed by Mr. Fong in 1995 and beyond. Payment of the deferred amounts were not deferred at the election of the named officer.
 (9) Includes $66,667 earned in 1992 in connection with activities leading to a recapitalization of the Company's financial structure, but not paid until 1993. In 1993, Mr. Fong earned $2,120,685 for services rendered in connection with the successful completion of the Debenture Offering, the Notes Offering and the Flexible Flyer Acquisition. Of such sum, $77,000 was paid in 1993. Payment of the remaining amount was not deferred at the election of the named officer. See footnotes 4 and 8.
(10) Mr. Sanders became an executive officer of the Company upon his appointment as Principal Accounting Officer of the Company in 1995. Accordingly, only compensation information for 1995 for Mr. Sanders is reported.
(11) Includes a one-time award of $80,000 approved by the Company's Board of Directors in 1994, payable in 1995, subject to the named officer's continued employment at such time, for services to be performed by Mr. Sanders, in 1995 and beyond, which are expected to benefit the Company. Payment of the deferred amounts were not deferred at the election of the named officer. Also includes $15,000 for services in connection with activities leading to the acquisition of the Sports Subsidiaries. As of December 31, 1994, such amount was contingent on the assimilation of the Sports Subsidiaries. Also includes $1,110 representing the Company's matching contributions under its 401(k) Plan and $3,752 representing the Company's 1995 ESOP contribution on behalf of Mr. Sanders. Such latter amount includes the market value of 925 shares and cash of $1,487 allocated to Mr. Sanders' account for the purchase of shares pursuant to the ESOP.
(12) Represents salaried compensation paid to Mr. Shake pursuant to the terms of an Employment Agreement. See "-- Employment Agreements." Such agreement was terminated pursuant to the terms of a severance agreement between Mr. Shake and the Company which was entered into as of September 6, 1996 (the "Severance Agreement").
(13) Includes payment of $262,500 representing final payment for services in 1993 in connection with the successful completion of the Notes Offering. Also includes payment of a one-time award of $100,000 approved by the Company's Board of Directors in 1994. Also includes $60,000 representing final payment for activities leading to the acquisition of the Sports Subsidiaries. Payment of the deferred amounts were not deferred at the election of the named officer. Also includes $1,500 representing the Company's matching contribution under its 401(k) Plan and $3,752 representing the Company's 1995 ESOP contribution on behalf of Mr. Shake. Such latter amount includes the market value of 1,000 shares of Common Stock and cash of $1,603 allocated to Mr. Shake's account for the purchase of shares pursuant to the ESOP. For each period indicated, all of Mr. Shake's ESOP shares are fully vested pursuant to the terms of the ESOP. Also includes $3,600 of premiums paid for a term life insurance policy for Mr. Shake. Also includes an aggregate of $56,467 with respect to a split dollar life insurance policy for the named executive officer representing the premiums paid for the term life insurance portion of such policy and the "loan value" of the premiums paid for the non-term life insurance portion of such policy.
(14) Represents the value of restricted stock granted to Mr. Shake pursuant to the KESIP. At December 31, 1995, shares vested on the fifth anniversary of the date of grant, subject to certain accelerated vesting rights, including in the event of a Change in Control of the Company. On December 31, 1995, Mr. Shake held 281,500 shares of restricted stock valued at $667,969 based on the closing sales price of the Common Stock on the New York Stock Exchange prior to such date. In connection with the terms of the Severance Agreement, vesting of 151,875 shares of the 281,250 shares was accelerated to September 6, 1996 and the remaining shares were forfeited.
(15) Represents options granted to Mr. Shake under the KESIP at December 31, 1995, twenty percent (20%) of the total options granted vested as of the date of grant and twenty percent (20%) of the total vested on each anniversary of the date of grant. In connection with the terms of the Severance Agreement, vesting of 39,375 options was accelerated to September 6, 1996, and the remaining options were forfeited.
(16) Includes $367,500 awarded in 1994 for the named officer's services in negotiating the Company's 1994 revolving credit facility. Also includes $1,421 representing the Company's matching contribution under its 401(k) Plan and $3,611 representing the market value of 996 shares allocated to Mr. Shake pursuant to the ESOP. Excludes a onetime award of $100,000 approved by the Company's Board of Directors in 1994, which was paid in 1995, for services performed by Mr. Shake, which were expected to benefit the Company in 1995 and beyond. Also excludes $60,000 payable to the Named Executive Officer, subject to conditions subsequent, for activities leading to the acquisition of the Sports Subsidiaries into the Company. As of December 31, 1994, such payment was contingent on the assimilation of the Sports Subsidiaries into the Company. See footnote 13. Payment of the deferred amounts were not deferred at the election of the named officer.
(17) Includes payment of $259,019 earned in 1993 in connection with the successful completion of the Debenture Offering and the Flexible Acquisition. Also includes $1,852 representing the Company's matching contribution under its 401(k) Plan and $6,617 representing the market value of 1,963 shares allocated to Mr. Shake pursuant to the ESOP. Also includes $26,053 in interest forgiven on a loan from the Company to Mr. Shake described under "Certain Relationships and Related Transactions." Excludes $262,500 earned in 1993 in connection with the successful completion of the Notes Offering payable by the Company on or before December 31, 1995, subject to compliance with various debt covenants and internal cash management practices. Payment of the deferred amount was not deferred at the election of the named officer.
(18) Mr. Hinton became an executive officer of the Company upon his appointment as Vice President and Chief Financial Officer in 1994. In 1995, Mr. Hinton was appointed as Director of Plans, Programs and Corporate Development and resigned as Chief Financial Officer of the Company. Mr. Hinton resigned from the Company in August 1996. Accordingly, only compensation information for 1994 and 1995 for Mr. Hinton is reported.
(19) Includes payment of a one-time award of $70,000 approved by the Company's Board of Directors in 1994. See footnote 20. Also includes payment of $27,000 for activities leading to the acquisition of the Sports Subsidiaries. See footnote 20. Payment of the deferred amounts were not deferred at the election of the named officer. Also includes $3,752 representing the Company's 1995 ESOP contribution on behalf of Mr. Hinton. Such amount includes the market value of 714 shares and cash of $1,145 allocated to Mr. Hinton's account for purchase of shares pursuant to the ESOP. Excludes $23,617 representing payments to Mr. Hinton in 1996 in connection with his relocation to the Company's executive office. See "Certain Relationships and Related Transactions."
(20) Includes $62,120 awarded in 1994 for Mr. Hinton's services in negotiating the Company's 1994 revolving credit facility. Includes $3,566 representing the market value of 983 shares allocated to Mr. Hinton pursuant to the ESOP. Excludes $27,000 payable to the named officer, subject to conditions subsequent, for activities leading to the acquisition of the Sports Subsidiaries. As of December 31, 1994, such payment was contingent on the assimilation of the Sports Subsidiaries into the Company. Also excludes a one-time award of $70,000 approved by the Company's Board of Directors in 1994, which was paid in 1995, for services performed by Mr. Hinton, which are expected to benefit the Company in

     1995 and beyond. Payment of the deferred amounts were not deferred at the election of the named officer. See footnote 19.

                      OPTION GRANTS IN LAST FISCAL YEAR(1)

     No options were granted in 1995 to the Company's Named Executive Officers.

     The following table sets forth certain information concerning unexercised options held at December 31, 1995 by the Named Executive Officers listed in the Summary Compensation Table.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION VALUES (1)

                                                                                          VALUE OF UNEXERCISED
                                     SHARES                   NUMBER OF UNEXERCISED      IN-THE-MONEY OPTIONS AT
                                   ACQUIRED ON    VALUE       OPTIONS AT FY-END (#)           FY-END($)(2)
              NAME                 EXERCISE(#)   REALIZED   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
---------------------------------  -----------   --------   -------------------------   -------------------------
Henry Fong.......................         --          --          540,000/450,000             214,800/0
Edward E. Shake..................     35,000      58,450          568,661/334,137             464,688/166,829
Charles E. Sanders...............     15,000      21,300           30,000/34,000               21,190/21,190
Jeff L. Hinton...................     15,000      25,050           17,000/15,000                8,055/2,685

---------------

(1) Options herein includes stock warrants.
(2) Based on the closing sales price for the Common Stock as reported on the New York Stock Exchange on December 29, 1995 of $2.375 per share.

PENSION PLAN

     The Roadmaster Corporate Retirement Benefit Plan for Salaried Employees (the "Pension Plan"), a noncontributory defined benefit plan, was amended effective December 31, 1989 to provide that no hours of service, years of credit service, compensation increase or other service performed after December 31, 1989 would be counted for any purpose under the Pension Plan, so that all benefit accruals under the Pension Plan would cease effective as of December 31, 1989 and all participants in the Pension Plan would be fully vested in their accrued benefits effective as of December 31, 1989.

     As of December 31, 1995 Mr. Shake and Mr. Sanders were the only executive officers eligible to participate in the Pension Plan. Benefits provided under the Pension Plan for Mr. Shake and Mr. Sanders are frozen at $7,503 and $4,048 per year, respectively. Such benefits are payable at age 65 (normal retirement age). Benefits provided under the Pension Plan are in addition to normal Social Security retirement benefits and maximum benefits under the Pension Plan currently are limited to $115,641 for each participant.

EMPLOYMENT AGREEMENTS

     In connection with the acquisitions of the Sports Subsidiaries, Henry Fong and Edward E. Shake each entered into five year employment agreements with the Company. Certain provisions of such Employment Agreements are discussed below.

     The Employment Agreement for Mr. Fong is subject to automatic renewal for additional one year terms unless terminated by either Mr. Fong or the Company upon thirty days written notice prior to the end of the initial or successive terms.

     The Employment Agreement for Mr. Fong provides that for all services rendered under such agreement, the Company will pay Mr. Fong a salary of $600,000 per year. In addition, the Company will provide Mr. Fong with such other benefits as may, from time to time, be approved by the Board of Directors. Mr. Fong is required to devote his full time, attention and energies to the business of the Company, except that Mr. Fong may continue to serve as President and a director of Equitex and may pursue such other business investments (other than as an employee) as he shall elect as long as such duties and pursuits do not interfere with his duties to the Company and are not in competition, either directly or indirectly, with the activities of the Company.

     Pursuant to his Employment Agreement, Mr. Fong has agreed to certain covenants with respect to confidential information of the Company and has agreed that during the term of his employment and for a period of twenty-four months thereafter, irrespective of the manner or reason for termination of his employment, that he will not engage in, supervise, assist or own any interest in any entity engaged in substantially the same business as the Company in the geographic areas in which the Company operates.

     Mr. Fong's Employment Agreement may be terminated "for cause" by the affirmative vote of a majority of the Board of Directors entitled to vote thereon. "Cause" is generally defined as (i) conviction with respect to any felony; (ii) a willful refusal by the employee to perform material duties and responsibilities required in connection with his employment; (iii) a breach by the employee of any covenant, warranty, representation or condition in his Employment Agreement; (iv) substantial disability for a specified period or (v) any misappropriation, theft or embezzlement of funds of the Company or any other act of fraud or deceit.

     Mr. Fong's Employment Agreement may be terminated without cause by the affirmative vote of two-thirds of the members of the Company's entire Board of Directors if the Company is "profitable" and by the affirmative vote of a majority of the Board if the Company is not "profitable." For purposes of Mr. Fong's Employment Agreement, the Company shall be deemed to be profitable if the most current audited consolidated financial statements of the Company and its subsidiaries for the preceding fiscal year reflect positive net income from continuing operations calculated in accordance with generally accepted accounting principles.

     In the event Mr. Fong's Employment Agreement is terminated without cause while the Company is profitable, the Company is obligated to continue to pay Mr. Fong all compensation payable under his Employment Agreement during the remainder of its then current term.

     The terms of Mr. Shake's Employment Agreement were substantially similar to Mr. Fong's, except that Mr. Shake's Employment Agreement provided for a salary of $450,000 per year and further provided that in the event Mr. Shake's Employment Agreement was terminated without cause while the Company was profitable, the Company would be obligated to continue to pay Mr. Shake all compensation payable under his Employment Agreement for the longer of the remainder of its then current term or twenty-four months. Mr. Shake's Employment Agreement was terminated by mutual agreement without further obligation on the part of either party thereto. Pursuant to the Severance Agreement entered into between Mr. Shake and the Company, Mr. Shake received (i) a cash payment of $304,925, (ii) continuation of the split dollar life insurance plan in accordance with its terms, (iii) accelerated vesting of 151,875 shares of Common Stock previously granted to him under the KESIP, (iv) prorated vesting of options from the last vesting date through the date of severance, such that the vesting of 39,375 options was accelerated, (v) the extension of the expiration date for an aggregate of 621,546 warrants then held by Mr. Shake to and through September 6, 1998, and (vi) an additional cash payment of approximately $284,465 based on the Company's repurchase from him of 165,387 shares of Common Stock previously issued to him pursuant to the exercise of Warrants. See "Certain Relationships and Related Transactions." Such shares were repurchased at a purchase price of $1.72 per share, which was equal to the average closing price of the Common Stock over the 30 trading days preceding the date of the Severance Agreement. Under the terms of the Severance Agreement, Mr. Shake was obligated to immediately repay to the Company approximately $240,100, representing principal and accrued interest on a loan from the Company in 1993 to fund the purchase of such shares.

                        DIRECTORS' FEES AND COMPENSATION

     All directors are reimbursed for all expenses incurred in attending board and committee meetings. Each director who is not an employee of the Company also is paid: (i) an annual retainer of $20,000, payable in equal monthly installments; (ii) $1,000 for each Board meeting attended and (iii) $1,000 per committee meeting attended for committee meetings conducted on a date different from the date of a meeting of the Board of Directors. In addition, each nonemployee director is eligible, pursuant to the Company's Directors Restricted Stock Plan, to receive each year that number of shares of Common Stock having a Fair Market Value of $10,000 upon annual reelection to the Board.

DIRECTORS' RESTRICTED STOCK PLAN

     In October 1994, the Board of Directors adopted a new multi-year Directors' Restricted Stock Plan (the "DRSP") for its outside directors as a means of encouraging ownership of the Company's Common Stock and to more closely align the interests of its outside directors with the interests of the Company's stockholders in general. The DRSP is intended to be a self-administering plan which permits the participation of all non-employee directors. The DRSP provides that during the term of such plan, each individual who is elected to serve as a non-employee director will, on the day immediately following the non-employee director's election to the Board, be granted restricted stock having a value on such date of $10,000. The number of shares to be granted is calculated by dividing $10,000 by the Fair Market Value (as defined) of the Common Stock on the date of grant. Annual grants in the same amount will be made each time an individual is elected or re-elected to serve as a non-employee director. Shares generally vest upon the last day of the director's term for which shares were awarded; provided, however, that all unvested shares will become one hundred percent (100%) vested upon the death, disability or retirement of the participant or upon the effective date of a Change in Control (as defined) of the Company. A total of 87,500 shares are available for grant under the DRSP, of which 22,400 shares have been granted as of the date of the Record Date. Each then non-employee director was awarded 3,200 shares on June 15, 1995.

                                AGENDA ITEM TWO

                       APPROVAL OF RESOLUTION AUTHORIZING
                         THE AMENDMENT OF THE COMPANY'S
                          CERTIFICATE OF INCORPORATION
                       TO CHANGE THE NAME OF THE COMPANY
                          TO RDM SPORTS GROUP, INC. OR
             SUCH OTHER NAME AS THE BOARD OF DIRECTORS SHALL SELECT

     The Board of Directors has unanimously approved and recommended adoption of an amendment to the Company's Certificate of Incorporation to change the name of the Company to RDM Sports Group, Inc.

     In connection with the sale of the Company's bicycle division to the Brunswick Corporation, the Company sold all of its rights to the Roadmaster name, trade and service marks and agreed to submit to the Company's stockholders a proposal to cease use of the Roadmaster name as part of the corporate name of the Company. In connection with the Brunswick transaction, Metromedia International Group, Inc. ("Metromedia"), Equitex, Inc. ("Equitex") and Mr. Fong have agreed to vote their shares in favor of a name change. Metromedia, Equitex and Mr. Fong collectively possess sufficient shares to cause at least a majority of the Company's Common Stock to approve the amendment of the Certificate of Incorporation. Since September 6, 1996, the Company has been operating under the name of RDM Sports Group, Inc. Following stockholder approval of Agenda Item Two authorizing the amendment to the Company's Certificate of Incorporation, the Board of Directors will cause to be filed the necessary documents with the Secretary of State of Delaware and all other jurisdictions where such documents are required to be filed.

     The proposed amendment to the Company's Certificate of Incorporation would not affect, in any way, the validity or transferability of the Company's stock certificates presently outstanding, and the Company's stockholders would not be required to surrender or exchange any certificates now held by them. The proposed amendment would not affect in any way the capital or corporate structure of the Company.

     The text of the actual resolution which will be presented for a vote of the stockholders at the Meeting will read substantially as follows:

        RESOLVED: The Company's Amended and Restated Certificate of Incorporation be amended to change the name of the Company to RDM Sports Group, Inc. or such other name as the Board of Directors shall deem appropriate and in the best interests of the Company and further resolved that at any time prior to the filing of an amendment with the Delaware Secretary of State and not withstanding authorization of the proposed amendment by the stockholders of the Company, the Board of Directors may abandon such action without further action by the stockholders if they deem such abandonment to be in the best interest of the stockholders.

     Although the Board of Directors does not currently expect to adopt a name for the Company other than RDM Sports Group, Inc. -- the new name under which the Company is currently operating -- the Board is seeking authorization which would grant it maximum flexibility in formally adopting a new name for the Company. Assuming stockholder approval, the Board is not aware of any current impediment that would prohibit the Company from continuing to operate as RDM Sports Group, Inc. Once the Certificate of Incorporation is amended to adopt a new name any subsequent formal name change would require additional stockholder approval.

                               AGENDA ITEM THREE

                             SELECTION OF AUDITORS

     Arthur Andersen LLP served as auditors of the Company during the fiscal year ended December 31, 1995, and also have been selected by the Board of Directors to serve as auditors for the present fiscal year. The Board of Directors recommends to the stockholders their ratification of its selection of Arthur Andersen LLP, independent auditors, to audit the accounts of the Company and its subsidiaries for 1996. Accordingly, the following resolution will be offered at the stockholders' meeting:

        RESOLVED, that the appointment by the Board of Directors of Arthur Andersen LLP, independent auditors, to audit the accounts of the Company and its subsidiaries for 1996 be, and hereby is, ratified and approved.

     In the event the stockholders fail to ratify the appointment, the Board of Directors will consider it a direction to select other auditors for the subsequent year. Even if the selection is ratified, the Board of Directors, in its discretion, may direct the appointment of a new independent accounting firm at any time during the year, if the Board feels that such change would be in the best interests of the Company and its stockholders.

     Arthur Andersen LLP or its predecessor has served as the Company's independent auditors since 1989.

     A representative of Arthur Andersen LLP is expected to be present at the Meeting, will have an opportunity to make a statement if he or she so desires to do so, and is expected to be available to respond to appropriate questions which stockholders might have.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE RATIFICATION OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT AUDITORS.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     From 1987 to 1996, the Company engaged Equitex as a management consultant on a nonexclusive basis for an annual fee, payable in equal monthly installments. Such annual fee was $144,000 in 1995. Such engagement was terminated effective January 1, 1996. Mr. Fong is the President, a director and approximately a 5% shareholder of Equitex. Equitex is a business development company which invests in start up or restructuring companies by providing these companies with management consulting expertise and interim financing, often accepting equity positions in lieu of all or part of its fees.

     The Company retains office space in Englewood, Colorado which formerly served as its executive offices. Such space is provided to the Company by Equitex which, in turn, leases such space for $2,500 per month from a partnership of which Mr. Fong and his wife are the sole partners. Since 1991, the Company has paid approximately 50% of the lease, payments and costs of telephone services. Pursuant to such cost-sharing arrangements, the Company made payments to Equitex of $48,101 in 1995. The Company believes these terms and its portion of the underlying lease payment to be no less favorable than those which could be obtained from non-affiliated parties in the same area.

     In connection with the exercise of warrants in February 1993 under the November 1992 Stock Purchase Plan, the Company made loans to 21 employees to enable such employees to exercise their warrants. Such loans included a $224,311 loan to Mr. Shake to purchase 165,387 shares of Common Stock. During 1995, the largest principal amount owed by Mr. Shake was $224,311. Such loan was secured by the Common Stock obtained by Mr. Shake pursuant to the warrant exercise and currently bears interest at the rate of prime plus 2% per annum. Although such loan was scheduled to mature on February 24, 1996, the Company extended the maturity date for an additional year. Pursuant to the terms of the Severance Agreement between Mr. Shake and the Company, the Company agreed to repurchase such shares from Mr. Shake at a purchase price of $1.72 per share, which was equal to the average closing price of the Common Stock on the New York Stock Exchange for the 30 trading days prior to September 6, 1996. Mr. Shake utilized a portion of such proceeds to repay all of the loan, including accrued interest thereon.

     In December 1994, the Board of Directors elected Mr. Hinton as Vice President and Chief Financial Officer of the Company, which required that he relocate to the metropolitan Atlanta, Georgia area. The Company agreed to purchase Mr. Hinton's Indiana residence in the event such residence had not sold within one year following his relocation and to reimburse him for his carrying costs for such year. In December 1995, the Company purchased such residence at its appraised value ($130,500 based on an independent appraisal). Mr. Hinton had acquired such residence in October 1994 for a purchase price of $129,900. Subsequent to year end, the Company also reimbursed Mr. Hinton $23,617 for his carrying costs on his former residence for the period subsequent to his relocation ($12,119) and the payment of related income taxes ($11,498) on such reimbursement.

               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16(a) of the Exchange Act requires the Company's executive officers, directors and persons who beneficially own more than ten percent of the Common Stock to file initial reports of ownership of the Company's securities and reports of changes in such ownership with the Securities and Exchange Commission (the "SEC"). Persons subject to these reporting requirements are also required by SEC regulations to furnish the Company with copies of all
Section 16(a) reports they file. Based solely on a review of copies of the SEC reporting forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that during fiscal 1995, all such executive officers and directors of the Company made all required Section 16(a) filings on a timely basis.

                                AVAILABILITY OF
             ANNUAL REPORT TO STOCKHOLDERS AND REPORT ON FORM 10-K

     Copies of the Company's Annual Report to Stockholders for the year ended December 31, 1995, which includes certain financial information about the Company, are currently being mailed, together with this Proxy Statement, to the Company's stockholders. ADDITIONAL COPIES OF SUCH ANNUAL REPORT ALONG WITH COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, FOR THE FISCAL YEAR ENDED DECEMBER 31, 1995, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (EXCLUSIVE OF DOCUMENTS INCORPORATED BY REFERENCE), ARE AVAILABLE TO STOCKHOLDERS WHO MAKE WRITTEN REQUEST THEREFOR ADDRESSED TO: THE COMPANY SECRETARY, ROADMASTER INDUSTRIES, INC., POST OFFICE BOX 344, 4730 EAST RADIO TOWER LANE, OLNEY, ILLINOIS 62450. COPIES OF THE

ANNUAL REPORT OF FORM 10-K ARE AVAILABLE WITHOUT CHARGE. COPIES OF EXHIBITS AND BASIC DOCUMENTS FILED WITH THE ANNUAL REPORT ON FORM 10-K OR REFERENCED THEREIN WILL BE FURNISHED TO STOCKHOLDERS UPON WRITTEN REQUEST AND PAYMENT OF THE COMPANY'S EXPENSES IN FURNISHING SUCH DOCUMENTS.

                                 OTHER MATTERS

     Management does not intend to present to the Meeting any business other than the items stated in the "Notice of Meeting of Stockholders" and does not know of any matters to be brought before the Meeting other than those referred to above. If however, any other matters properly come before this Meeting, the persons designated as proxies will vote on each such matter in accordance with their best judgment.

     Whether or not you expect to be at the Meeting in person, please sign, date and return promptly the enclosed proxy. No postage is necessary if the proxy is mailed in the United States.

                             STOCKHOLDER PROPOSALS

     If the proxy statement relating to next year's annual meeting is released to the Company's security holders on the anniversary of the date on which this Proxy Statement and Form of Proxy are released, any proposal to be presented at next year's annual meeting must be received at the principal executive offices of the Company not later than August 11, 1997. Any such proposals should be directed to the attention of the Secretary for consideration for inclusion in the Company's proxy statement and form of proxy relating to the next annual meeting. Any such proposals must comply in all respects with the rules and regulations of the Securities and Exchange Commission and it is suggested that proponents of any proposals submit such proposals to the Company sufficiently in advance of the deadline by Certified Mail-Return Receipt Requested.

                          ROADMASTER INDUSTRIES, INC.

                         (D/B/A RDM SPORTS GROUP, INC.)

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ROADMASTER INDUSTRIES, INC. (THE "COMPANY") IN CONNECTION WITH THE COMPANY'S ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JANUARY 8, 1997.

   The undersigned hereby appoints Henry Fong, Charles E. Sanders, and each of them, with full power of substitution as proxies and attorneys-in-fact on behalf and in the name of the undersigned to represent the undersigned, at the 1996 Annual Meeting of Stockholders of Roadmaster Industries, Inc. (d/b/a RDM Sports Group, Inc.) to be held on January 8, 1997 at 10:00 a.m., local time at the showroom of the Company located at 250 Spring Street, N.W., Suite 3 South, Atlanta, Georgia 30303 and at any adjournment thereof with respect to such business as may properly come before the meeting or any and all adjournments thereof and to vote all shares of stock which the undersigned would be entitled to vote if then and there personally present.

   The proxies appointed hereby are instructed to vote as indicated herein on the following proposals as more fully described in the Company's Notice of Meeting of Stockholders and Proxy Statement, each dated December 9, 1996, receipt of which is hereby acknowledged, and in their discretion on any other business which may properly come before the meeting or any adjournment thereof.

   THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS VOTING FOR THE NOMINEES SPECIFIED IN AGENDA ITEM NO. 1 AND FOR THE PROPOSALS SPECIFIED IN AGENDA ITEMS NO. 2 AND 3, AND THE PROXY WILL BE SO VOTED UNLESS OTHERWISE SPECIFIED.

1. To elect Henry Fong, James L. Marden, Louis J. Conti, James H. Rand, Stephen
   P. Bradley, John D. Phillips, Clay C. Long, Michael P. Marshall and Carl E. Sanders as directors of the Company to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified;

                                                                               [ ] WITHHOLD authority to vote for the nine
   [ ] FOR all nominees (except as marked to the contrary below)               nominees

INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below:

--------------------------------------------------------------------------------
                  (Continued and to be signed on reverse side)

                          (Continued from other side)

2. To authorize the amendment of the Company's Certificate of Incorporation to change the name of the Company to RDM Sports Group, Inc. or such other name as the Board of Directors shall select;

             [ ] FOR             [ ] AGAINST             [ ] ABSTAIN

3. To ratify the selection by the Company's Board of Directors of Arthur Andersen LLP, independent auditors, to audit the accounts of the Company and its subsidiaries for 1996;

             [ ] FOR             [ ] AGAINST             [ ] ABSTAIN

as set forth in the Proxy Statement.

   Please mark, then date and sign this proxy, exactly as your name(s) appear hereon, and return this entire proxy card in the enclosed postage-paid envelope. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee, guardian or in any other fiduciary capacity, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in full partnership name by authorized person.

                                                 -------------------------------
                                                            Signature

                                                 -------------------------------
                                                    Signature if Held Jointly

                                                 Dated:                   199
                                                       ------------------,   -
                                                    If you also expect to attend
                                                 the stockholders' meeting, the
                                                 Board of Directors request you
                                                 check the box below:

                                                 [ ] I/we plan to attend the
                                                 meeting.

                                                    THIS PROXY WHEN PROPERLY
                                                 EXECUTED WILL BE VOTED IN
                                                 ACCORDANCE WITH THE
                                                 SPECIFICATIONS INDICATED HEREON
                                                 OR IT WILL BE VOTED IN
                                                 ACCORDANCE WITH THE
                                                 RECOMMENDATIONS OF THE BOARD OF
                                                 DIRECTORS FOR THE NOMINEES
                                                 SPECIFIED IN AGENDA ITEM NO. 1,
                                                 AND FOR THE PROPOSALS SPECIFIED
                                                 IN AGENDA ITEMS NOS. 2 AND 3.